Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284566

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

SUPPLEMENT NO. 4 DATED FEBRUARY 13, 2026

TO THE PROSPECTUS, DATED DECEMBER 12, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of StratCap Digital Infrastructure REIT, Inc. (the “Company”, “we”, “us” or “our”), dated December 12, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

·	to provide an update on the status of our public offering; and
·	to provide an update on the results of our annual meeting of stockholders.

Status of Our Offering

Our registration statement on Form S-11 for our initial public offering, or the Offering, of $575,000,000 of shares of Class D shares, Class I shares, Class S shares and Class T shares, consisting of up to $500,000,000 of Class D shares, Class I shares, Class S shares and Class T shares in our primary offering and up to $75,000,000 of Class D shares, Class I shares, Class S shares and Class T shares pursuant to our distribution reinvestment plan, was declared effective by the U.S. Securities and Exchange Commission on February 14, 2025. As of the date of this Supplement, we had accepted investors’ subscriptions for and issued approximately 2,979,260 shares of Class I common stock and 69,434 shares of Class T common stock, resulting in receipt of gross proceeds of approximately $30,242,238 and $728,900 respectively.

Results of Our Annual Meeting

On February 11, 2026, we held our 2025 Annual Meeting of Stockholders (the “Annual Meeting”). Because 5,841,858 shares of our common stock, or approximately 50.05% of the 11,670,918 total outstanding shares of our common stock entitled to vote at the Annual Meeting, were present online or by proxy, a quorum was present at the Annual Meeting, as required by our Amended and Restated Bylaws. The immediately following charts set forth the number of votes cast for and against, and the number of abstention votes and broker non-votes, with respect to each matter voted upon by the stockholders.

Proposal No. 1 - Election of Directors

The following nine individuals were elected to our Board of Directors to serve as directors until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

	Votes For	Votes Abstained	Broker Non-Votes
James Condon	5,704,456	137,402	-
Daniel Green	5,714,165	127,694	-
Kate Mitchell	5,705,207	136,651	-
Jeff Hersh	5,714,165	127,694	-
Kimberly Arth	5,699,864	141,994	-
Isiah Thomas	5,675,180	166,678	-
Simon Mitchell	5,697,207	144,651	-
Andrew Selim	5,698,153	143,706	-
Adam Baxter	5,709,151	132,707	-

Proposal No. 2 - Ratification of the Appointment of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025

The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 was ratified.

Votes For	Votes Against	Votes Abstained
5,656,394	33,532	151,933